Exhibit 99.1


   TAL International Group, Inc. Reports Third Quarter 2007 Results
                        and Quarterly Dividend


    PURCHASE, N.Y.--(BUSINESS WIRE)--Nov 6, 2007--TAL International Group, Inc. (NYSE: TAL), one of the world's largest lessors of intermodal freight containers and chassis, today reported results for the third quarter and nine months ended September 30, 2007.

    Pre-tax income for the quarter was $5.5 million compared to $6.9 million in the prior year quarter. Adjusted pre-tax income(1), excluding unrealized losses on interest rate swaps in 2007 and 2006 and write-off of deferred financing costs in 2007, was $22.1 million in the third quarter of 2007, compared to $19.1 million in the third quarter of 2006. Please see page 8 for a detailed reconciliation of adjusted pre-tax income. The Company focuses on pre-tax results as it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on the existing container fleet and planned future equipment purchases.

    Total revenues for the third quarter of 2007 were $87.6 million compared to $77.0 million in the third quarter of 2006. EBITDA(2) was $45.0 million for the quarter versus $45.2 million in the prior year period. Adjusted EBITDA(2) was $61.4 million for the quarter versus $57.3 million in last year's third quarter. Please see page 8 for a detailed reconciliation of EBITDA and Adjusted EBITDA.

    Net income for the third quarter of 2007 was $3.5 million, or $0.11 per fully diluted common share, versus $4.5 million, or $0.13 per fully diluted common share in the prior year quarter. Adjusted Net Income (3), excluding unrealized losses on interest rate swaps in 2007 and 2006 and write-off of deferred financing costs in 2007, was $14.2 million in the third quarter of 2007, or $0.42 per fully diluted common share, compared to $12.3 million, or $0.37 per fully diluted common share in the third quarter of 2006. Please see page 8 for a detailed reconciliation of Adjusted Net Income.

    "We continued to achieve solid financial and operating results in the third quarter," commented Brian M. Sondey, President and CEO of TAL International. "Our adjusted pretax income of $22.1 million for the quarter increased over 15% from the third quarter of last year and increased almost 5% from the second quarter of this year. Market lease rates for new containers remain low relative to the cost of new containers, but most other business indicators were positive for the quarter. Containerized trade growth remained robust. Our overall utilization increased to 92.4% by the end of the quarter due to a steady on-hire of dry containers during the summer peak season and a slowdown in new container deliveries, while our utilization excluding idle factory containers increased to 95.5%. Used container selling prices remain high, and we achieved strong disposal gains during the quarter on our own containers as well as equipment purchased for resale."

    Pre-tax income for the first nine months of 2007 was $55.1 million compared to $42.4 million for the same period last year. Adjusted pre-tax income(1), excluding unrealized losses on interest rate swaps and write-off of deferred financing costs, was $63.7 million for the first nine months of 2007 compared to $53.4 million for the same period last year. Please see page 8 for a detailed reconciliation of adjusted pre-tax income.

    Total revenues for the first nine months of 2007 were $251.9 million compared to $226.6 million for the same period last year. EBITDA(2) was $167.9 million for the first nine months of 2007 versus $157.8 million for the same period last year. Adjusted EBITDA(2) was $176.3 million for the first nine months of 2007 versus $166.4 million for the same period last year. Please see page 8 for a detailed reconciliation of EBITDA and Adjusted EBITDA.

    Net income for the first nine months of 2007 was $35.4 million, or $1.06 per fully diluted common share, versus $27.3 million, or $0.82 per fully diluted common share for the same period last year. Adjusted Net Income (3), excluding unrealized losses on interest rate swaps and write-off of deferred financing costs, was $40.9 million for the first nine months of 2007, or $1.22 per fully diluted common share, compared to $34.3 million, or $1.03 per fully diluted common share for the same period last year. Please see page 8 for a detailed reconciliation of Adjusted Net Income.

    Outlook

    Mr. Sondey added, "We expect our market environment to remain generally favorable and continue to be characterized by solid containerized trade volumes, high new container prices and strong used container residual values for the rest of the year. Utilization of our dry container product line may decrease in the fourth quarter due to the end of the summer peak season for dry containers, and our disposal volumes usually decrease in the fourth quarter as well. However, the performance of our refrigerated containers typically picks up in the fourth quarter and a large vintage year of containers reached the end of their depreciable life at the end of October. Overall, we expect that our pretax results for the fourth quarter of 2007 will increase from the third quarter level."

    Dividend

    TAL's board of directors has approved and declared a $0.375 per share quarterly cash dividend on its issued and outstanding common stock, payable on December 10, 2007 to shareholders of record at the close of business on November 21, 2007.

    Container Portfolio Purchase

    TAL completed the purchase of a portfolio of 57,000 TEU of older, previously managed containers from one of its largest third-party container owners. The purchase was effective as of October 1, 2007.

    Mr. Sondey commented, "We believe that the recently purchased container portfolio plays directly into our strength in getting extra revenue years and high residual values out of our container investments. By shifting this portfolio from our managed fleet to our owned fleet we maximize our share of the end-of-life cash flow coming from the portfolio, and we expect the purchase of the portfolio to provide a positive contribution to our results for several years."

    Investors' Webcast

    TAL will hold a Webcast at 9 a.m. (New York time) on Wednesday, November 7th to discuss its fiscal third quarter and nine month results. An archive of the Webcast will be available one hour after the live call through Friday November 30, 2007. To access the live Webcast or archive, please visit the Company's Web site at http://www.talinternational.com.

    About TAL International Group, Inc.

    TAL is one of the world's largest lessors of intermodal freight containers and chassis with 19 offices in 11 countries and approximately 187 third party container depot facilities in 37 countries. The Company's global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers. TAL's fleet consists of approximately 682,000 containers and related equipment representing approximately 1,111,000 twenty-foot equivalent units (TEU). This places TAL among the world's largest independent lessors of intermodal containers and chassis as measured by fleet size.

    Important Cautionary Information Regarding Forward-Looking
Statements

    Statements in this press release regarding TAL International Group, Inc.'s business that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see "Risk Factors" in the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 13, 2007.

    The Company's views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement. The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

    (1) Adjusted pre-tax income is a non-GAAP measurement we believe is useful in evaluating our operating performance. The Company's definition and calculation of adjusted pre-tax income is outlined in the attached schedules.

    (2) EBITDA and Adjusted EBITDA are non-GAAP measurements we believe are useful in evaluating our operating performance. The
Company's definitions and calculations of EBITDA and Adjusted EBITDA are outlined in the attached schedules.

    (3) Adjusted net income is a non-GAAP measurement we believe is useful in evaluating our operating performance. The Company's definition and calculation of adjusted net income is outlined in the attached schedules.

                       -Financial Tables Follow-



                    TAL INTERNATIONAL GROUP, INC.
                     Consolidated Balance Sheets
              (Dollars in thousands, except share data)

                                          September 30,  December 31,
                                              2007           2006
                                         --------------- -------------
                                           (Unaudited)
Assets:
Cash and cash equivalents (including
 restricted cash of $18,096 and $14,526)  $       44,573  $     58,167
Accounts receivable, net of allowances of
 $924 and $266                                    48,961        39,318
Net investment in finance leases                 190,735       152,586
Leasing equipment, net of accumulated
 depreciation and allowances of $267,474
 and $208,756                                  1,230,354     1,080,523
Leasehold improvements and other fixed
 assets, net of accumulated depreciation
 and amortization of $2,873 and $2,132             2,783         2,855
Equipment held for sale                           19,923        20,768
Goodwill                                          71,898        71,898
Deferred financing costs                           6,931         6,957
Other assets (including fair value of
 derivative instruments)                          11,434        22,591
                                         --------------- -------------
   Total assets                           $    1,627,592  $  1,455,663
                                         =============== =============
Liabilities and stockholders' equity:
Accounts payable                          $       49,073  $     13,273
Accrued expenses (including fair value of
 derivative instruments)                          50,308        50,453
Income taxes payable                                 190           219
Deferred income tax liability                     53,695        34,651
Debt.                                          1,065,367       958,317
                                         --------------- -------------
   Total liabilities                           1,218,633     1,056,913
Stockholders' equity:
Preferred stock, $.001 par value, 500,000
 shares authorized, none issued                       --            --
Common stock, $.001 par value,
 100,000,000 shares authorized,
33,408,065 and 33,303,031 shares issued
 and outstanding, respectively                        33            33
Treasury stock, at cost, 136,250 shares          (2,862)       (2,862)
Additional paid-in capital                       394,944       394,440
Retained earnings                                 13,932         3,476
Accumulated other comprehensive income             2,912         3,663
                                         --------------- -------------
  Total stockholders' equity                     408,959       398,750
                                         --------------- -------------
   Total liabilities and stockholders'
    equity                                $    1,627,592  $  1,455,663
                                         =============== =============




                    TAL INTERNATIONAL GROUP, INC.
                Consolidated Statements of Operations
     (Dollars and shares in thousands, except earnings per share)

                                  Three Months Ended Nine Months Ended
                                     September 30,     September 30,
                                  ------------------ -----------------
                                    2007      2006     2007     2006
                                  --------- -------- -------- --------
                                     (Unaudited)        (Unaudited)
Revenues:
Leasing revenues:
   Operating leases                $ 67,030 $ 64,706 $195,460 $194,221
    Finance leases                    4,728    3,399   13,326    8,516
Equipment trading revenue            13,614    6,897   36,728   17,673
Management fee income                 1,507    1,538    4,648    4,687
Other revenues                          682      413    1,703    1,453
                                  --------- -------- -------- --------
  Total revenues                     87,561   76,953  251,865  226,550
                                  --------- -------- -------- --------
Expenses:
Equipment trading expenses           11,448    5,606   30,115   14,545
Direct operating expenses             7,300    6,589   22,711   20,948
Administrative expenses               9,903    9,350   30,470   28,009
Depreciation and amortization        25,756   26,590   74,938   77,782
Provision (reversal) for doubtful
 accounts                               324     (58)      653    (500)
Net (gain) on sale of leasing
 equipment                          (2,842)  (1,883)  (8,343)  (2,859)
Write-off of deferred financing
 costs                                  204        -      204    2,367
Interest and debt expense            13,559   11,686   37,665   35,266
Unrealized loss on interest rate
 swaps                               16,400   12,174    8,351    8,584
                                  --------- -------- -------- --------
  Total expenses                     82,052   70,054  196,764  184,142
                                  --------- -------- -------- --------
Income before income taxes            5,509    6,899   55,101   42,408
Income tax expense                    1,971    2,449   19,713   15,133
                                  --------- -------- -------- --------
Net income                         $  3,538 $  4,450 $ 35,388 $ 27,275
                                  ========= ======== ======== ========
Net income per common share --
 Basic                             $   0.11 $   0.13 $   1.07 $   0.83
                                  ========= ======== ======== ========
Net income per common share --
 Diluted                           $   0.11 $   0.13 $   1.06 $   0.82
                                  ========= ======== ======== ========
Weighted average number of common
 shares outstanding -- Basic         33,202   33,001   33,195   32,927
Weighted average number of common
 shares outstanding -- Diluted       33,414   33,421   33,394   33,450
Cash dividends paid per common
 share                             $  0.375 $   0.20 $   1.05 $   0.20


                      Non-GAAP Financial Measures

    We use the terms "EBITDA", "Adjusted EBITDA", "Adjusted Pre-tax Income", and "Adjusted Net Income" throughout this press release. EBITDA is defined as net income before interest and debt expense, write-off of deferred financing costs, income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted EBITDA excludes unrealized loss on interest rate swaps.

    Adjusted Pre-tax Income is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted Pre-tax Income excludes the unrealized loss on interest rate swaps and the write-off of deferred financing costs. Adjusted Net Income is defined as net income further adjusted for the items discussed above, net of income tax.

    EBITDA, Adjusted EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are not presentations made in accordance with GAAP, and should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with GAAP, including net income, or net cash from operating activities.

    We believe that EBITDA, Adjusted EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are useful to an investor in evaluating our operating performance because:

    -- these measures are widely used by securities analysts and investors to measure a company's operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization and unrealized losses (gains) on interest rate swaps, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired;

    -- these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

    -- these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

    We have provided reconciliations of net income, the most directly comparable GAAP measure, to EBITDA and EBITDA to Adjusted EBITDA in the tables below for the three and nine months ended September 30, 2007 and 2006.

    Additionally, we have provided reconciliations of income before income taxes and net income, the most directly comparable GAAP measures to Adjusted Pre-tax Income and Adjusted Net Income in the tables below for the three and nine months ended September 30, 2007 and 2006.



                    TAL INTERNATIONAL GROUP, INC.
        Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA
                        (Dollars in Thousands)

                                Three Months Ended  Nine Months Ended
                                   September 30,       September 30,
                                ------------------- ------------------
                                   2007      2006     2007     2006
                                ---------- -------- -------- ---------

Net income                       $   3,538 $  4,450 $ 35,388 $  27,275
  Add:
   Depreciation and amortization    25,756   26,590   74,938    77,782
   Write-off of deferred
    financing costs                    204        -      204     2,367
   Interest and debt expense        13,559   11,686   37,665    35,266
   Income tax expense                1,971    2,449   19,713    15,133
                                ---------- -------- -------- ---------
EBITDA                              45,028   45,175  167,908   157,823
                                ---------- -------- -------- ---------
  Add:
   Unrealized loss on interest
    rate swaps(a)                   16,400   12,174    8,351     8,584
                                ---------- -------- -------- ---------
Adjusted EBITDA                  $  61,428 $ 57,349 $176,259 $ 166,407
                                ========== ======== ======== =========

(a) Reflects the reversal of unrealized losses on interest rate swap contracts.




                    TAL INTERNATIONAL GROUP, INC.
             Non-GAAP Reconciliation of Adjusted Pre-tax
                    Income and Adjusted Net Income
                        (Dollars in Thousands)

                                Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                                ------------------ -------------------
                                  2007      2006     2007      2006
                                --------- -------- --------- ---------

Income before income taxes      $   5,509  $ 6,899  $ 55,101 $  42,408
   Add:
     Unrealized loss on interest
      rate swaps                   16,400   12,174     8,351     8,584
     Write-off of deferred
      financing costs                 204        -       204     2,367
                                 -------------------------------------

Adjusted pre-tax income         $  22,113  $19,073  $ 63,656 $  53,359
                                ======================================

Net income                      $   3,538  $ 4,450  $ 35,388 $  27,275
   Add(a):
     Unrealized loss on
      interest rate swaps          10,529    7,852     5,363     5,520
     Write-off of deferred
      financing costs                 131        -       131     1,522
                                --------------------------------------

  Adjusted net income           $  14,198  $12,302  $ 40,882 $  34,317
                                ======================================

(a) All net income adjustments are reflected net of income taxes.



    CONTACT: TAL International Group, Inc.
             Jeffrey Casucci
             Vice President
             Treasury and Investor Relations
             914-697-2900